DECEMBER 2001 JANUS PROXY DISTRIBUTION:  KEY ISSUES




BACKGROUND: A special meeting of Janus funds' shareholders will be held in Denver on January 31, 2002 to vote on several issues related to their funds. Shareholders not planning to attend may vote via proxy. Proxy statements and voting instructions have been sent to over 5 million investors and we expect that wholesalers and brokers may receive questions as to the meaning of this event. Should clients or brokers contact you in this regard, the following information should be helpful:


   o Packages including a proxy statement and voting card were mailed in early December to shareholders of record as of 10/19/2001.

   o Georgeson Shareholder Communications (a professional proxy solicitation firm) has been retained by Janus to assist with the communications process and answer questions by telephone. Should you be asked specific questions about the proxy, you may refer clients to them at 1-866-728-9007. Their reps are well-versed on the issues.

   o In the proxy, shareholders are being asked to re-elect the current board of trustees, approve new investment advisory agreements, and to make changes to certain fund investment restrictions. Janus Investment Fund shareholders are also being asked to authorize the trustees to adopt an amended and restated declaration of trust. Detailed information on these issues is contained in the proxy statement they have received. If they have lost their statement, Georgeson can provide a new copy.

   o The primary driver for the proxy is Tom Bailey's sale of his remaining ownership in Janus. The Trustees recommended a shareholder vote (proxy) to approve new advisory contracts since Tom's sale may be viewed as a change in control of Janus. THE OPERATION OF JANUS AND DAY-TO-DAY MANAGEMENT OF THE FUNDS WILL REMAIN UNCHANGED. TOM WILL CONTINUE TO SERVE AS CEO OF JANUS.

   o The board recommends a "yes" vote on all proposals. Votes may be cast by mail via the proxy voting card included in the mailing, by telephone at 1-800-454-8683, and online at www.proxyvote.com. The exception is Janus Aspen Series shareholders who can vote only by mail.




This material must be preceded or accompanied by a prospectus. Funds distributed by Janus Distributors, Inc.


              FOR INVESTMENT PROFESSIONAL USE ONLY - NOT FOR PUBLIC
                             VIEWING OR DISTRIBUTION


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